Filed Pursuant to Rule 433

Registration Statement No. 333-255698

Relating to Preliminary Prospectus

Supplement dated March 29, 2023 to

Prospectus dated April 30, 2021

THE ALLSTATE CORPORATION

$750,000,000

5.250% SENIOR NOTES DUE 2033

FINAL TERM SHEET

Dated March 29, 2023

Issuer:	The Allstate Corporation
Security Type:	Senior Notes
Expected Ratings (Moody’s / S&P)*:	A3 (negative) / A- (negative)
Format:	SEC Registered
Trade Date:	March 29, 2023
Settlement Date:	March 31, 2023 (T+2)
Maturity Date:	March 30, 2033
Principal Amount:	$750,000,000
Coupon (Interest Rate):	5.250%
Interest Payment Dates:	Semi-annually on March 30 and September 30 of each year, beginning on September 30, 2023
Benchmark Treasury:	UST 3.500% due February 15, 2033
Benchmark Treasury Price/Yield:	99-13/3.572%
Spread to Benchmark Treasury:	+170 bps
Yield to Maturity:	5.272%
Price to Public:	99.831%
Optional Redemption:	Callable at the greater of par or the make whole (T + 30 basis points)
Par Call:	At any time on or after December 30, 2032 (three months prior to the Maturity Date)
CUSIP/ISIN:	020002 BK6 / US020002BK68
Joint Book-Runners:	BofA Securities, Inc. J.P. Morgan Securities LLC Loop Capital Markets LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC Goldman Sachs & Co. LLC R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC

*Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the Senior Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Allstate Corporation has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents that The Allstate Corporation has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus by contacting BofA Securities, Inc. toll-free at 1-800-294-1322; J.P. Morgan Securities LLC collect at 1-212-834-4533; Loop Capital Markets LLC toll-free at 1-888-294-8898; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.